EXHIBIT 4.1

CONSULTING AND OPTION AGREEMENT

This Agreement (this “Agreement”) is effective as of the 25th day of July 2003, (the “Effective Date”) between Emisphere Technologies, Inc., a Delaware corporation having its principal place of business at 765 Old Saw Mill River Road, Tarrytown, New York 10591 (the “Corporation”), and Ten Pine Advisors, LLC, a New York limited liability company having its principal place of business at 627 Harris Road, Bedford Hills, New York 10507 (“TEN PINE” or “Consultant”).

WHEREAS, the Consultant assists in the development of business relationships and provides equity advice to publicly traded entities, and has agreed to provide consulting services to the Corporation in connection with the development of business relationships and to serve as an equity advisor, as well as provide recommendations and counsel in this discipline to the Corporation; and

WHEREAS, both parties are sensitive to the need to avoid all areas where there may be a conflict of interest.

NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions herein contained, the Corporation and the Consultant hereby agree as follows:

1. Retainer.

The Corporation agrees to retain the Consultant on a consulting basis and the Consultant agrees to serve the Corporation as a consultant upon the terms and conditions hereafter set forth. The retainer includes full compensation for all administrative and any other consulting services to be rendered by the Consultant, who is retained only for the purpose and to the extent set forth in this Agreement.

2. Term.

The term of this Agreement shall commence on the Effective Date, and shall continue until july31, 2004, unless sooner terminated as hereinafter provided, or as extended by mutual written agreement of both parties.

3. Compensation and Expenses.

A. The Corporation agrees to compensate the Consultant for services rendered hereunder to the Corporation in the following manner:

1. The Corporation hereby grants to the Consultant effective on July 25, 2003 (the “Grant Date”) an option to purchase Ten Thousand (10,000) shares of common stock of the Corporation, par value $.01 per share (“Common Stock”) at an exercise price equal to the closing sale price of the Corporation’s Common Stock on July 25, 2003, as quoted on The Nasdaq Stock Market (the “June 19 Market Price”) (such option hereinafter referred to as the “Tranche 1 Option”). The Tranche 1 Option shall be immediately vested and exercisable and shall expire on June 18, 2004.

2. The Corporation hereby grants to the Consultant effective on the Grant Date an option to purchase Twenty Thousand (20,000) shares of Common Stock at an exercise price equal to 125% of the July 25 Market Price (such option hereinafter referred to as the “Tranche 2 Option”). The Tranche 2 Option shall be immediately vested and exercisable and shall expire on July 24, 2006.

3. The Corporation hereby grants to the Consultant effective on the Grant Date an option to purchase Twenty Thousand (20,000) shares of Common Stock at an exercise price equal to 125% of the July 25 Market Price (such option hereinafter referred to as the “Tranche 3 Option”). The Tranche 3 Option shall be immediately vested and exercisable and shall expire on July 24, 2008.

4. The Tranche 1 Option, Tranche 2 Option and Tranche 3 Option granted pursuant to this Paragraph A of Article 3 are (i) hereinafter collectively referred to as the “Options”, (ii) not intended to be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (iii) governed solely and exclusively by all the provisions of this Article 3, Paragraph A and (iv) not being granted pursuant to any equity plan of the Corporation in effect as of the Grant Date.

5. The Options shall be exercisable by the Consultant by delivery to the Corporation of a written or electronic notice stating the number of whole shares of Common Stock to be purchased pursuant to this Agreement and accompanied by payment of the full exercise price of the shares of Common Stock to be purchased. Such notice shall also identify the Option being exercised as a Tranche 1 Option, Tranche 2 Option or Tranche 3 Option. The exercise price of the Options shall be paid in cash or by certified check or bank draft payable to the order of the Corporation. Shares purchased upon the exercise of any of the Options are hereinafter referred to as “Option Shares.”

6. The Options are non-transferable by the Consultant, provided, however, that the Corporation agrees that in the event of the death or permanent disability of Douglas Bermingham (“Bermingham”), the Consultant’s sole member, the Options shall continue to remain exercisable despite any resulting change in the ownership or control of the Consultant. The Consultant shall have no rights as a stockholder with respect to any shares covered by the Option until the date when the Consultant is entered as a stockholder upon the records of the duly authorized transfer agent of the Corporation. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or property) or distributions or other rights for which the record date is prior to the date a stock certificate is issued. In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Corporation, the number and kind of shares subject to the Option and/or the exercise price per share may be appropriately adjusted by the Corporation consistent with such change and consistent with similar adjustments made under any equity plan of the Corporation in effect as of the date of such event. The determination of the Corporation regarding any adjustment will be final and conclusive.

7. In connection with the retention of the Consultant and receipt by the Consultant of the Options and the Option Shares, the Consultant hereby represents, warrants and covenants to the Corporation as follows:

(a) The Consultant is receiving the Options and Option Shares solely for his own account for investment and not with a view to or for sale in connection with any distribution of the Option Shares or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Option Shares or any portion thereof in any transaction other than a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Consultant also represents that the entire legal and beneficial interest of the Option Shares is being acquired purchased, and will be held, for the Consultant’s account only, and neither in whole or in part for any other person. The Consultant either has a preexisting business or personal relationship with the Corporation or one or more of its officers, directors or controlling persons, or by reason of the Consultant’s business or financial experience or the business or financial experience of the Consultant’s professional advisors who are unaffiliated with and who are not compensated by the Corporation or any affiliate or selling agent of the Corporation, directly or indirectly, could be reasonably assumed to have the capacity to evaluate the merits and risks of an investment in the Corporation and to protect the Consultant’s own interests in connection with this transaction.

(b) The Consultant’s principal place of business is as set forth in preamble to this Agreement.

(c) The Consultant has heretofore discussed the Corporation and its plans, operations and financial condition with the Corporation’s officers and has heretofore received all such information as the Consultant has deemed necessary and appropriate to enable the Consultant to evaluate the financial risk inherent in making an investment in the Options and the Option Shares, and the Consultant has received satisfactory and complete information concerning the business and financial condition of the Corporation in response to all inquiries in respect thereof.

(d) The Consultant realizes that the Options and the Option Shares will be a highly speculative investment and involve a high degree of risk, and the Consultant is able, without impairing his financial condition, to hold the Options and the Option Shares for an indefinite period of time and to suffer a complete loss on the Consultant’s investment,

(e) The Consultant understands and acknowledges that:

(i) The Options may not be transferred, and the sale of the Option Shares has not been registered under the Securities Act, and the Option Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available (such as Rule 144 under the Securities Act); except as set forth herein, the Corporation is under no obligation to register the Option Shares;

(ii) The share certificate representing the Option Shares will be stamped with the legends specified below; and

(iii) The Corporation will make a notation in its records of the aforementioned restrictions on transfer and legends.

(f) The Consultant understands that the Option Shares are restricted securities within the meaning of Rule 144 promulgated under the Securities Act; that the exemption from registration under Rule 144 will not be available in any event for at least one (1) year from the date of purchase and payment in full of the Option Shares, (i.e., upon exercise of an option with respect to particular Option Shares and payment in full of the exercise price) and even then will not be available unless (i) a public trading market then exists for the Common Stock of the Corporation, (ii) adequate information concerning the Corporation is then available to the public, and (iii) other terms and conditions of Rule 144 are complied with; and that any sale of the Option Shares may be made only in limited amounts in accordance with such terms and conditions. There can be no assurance that the requirements of Rule 144 will be met, or that the Option Shares will ever be saleable.

(g) Without in any way limiting the Consultant’s representations set forth above, the Consultant further agrees that the Consultant shall in no event make any disposition of all or any portion of the Option Shares unless and until (x) there is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement; (y) the resale provisions of Rule 144 are available (based on an opinion of counsel satisfactory to the Corporation); or (z)(1) the Consultant shall have notified the Corporation of the proposed disposition and shall have furnished the Corporation with a detailed statement of the circumstances surrounding the proposed disposition and (2) the Consultant shall have furnished the Corporation with an opinion of counsel satisfactory to the Corporation to the effect that such disposition will not require registration of such Option Shares under the Securities Act.

(h) The Consultant understands and agrees that the Corporation shall cause the legend set forth below or a legend substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Option Shares together with any other legends that may be required by state or federal securities laws:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.”

(i) The Consultant agrees that, in order to ensure compliance with the restrictions referred to herein, the Corporation may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Corporation transfers its own securities, it may make appropriate notations to the same effect in its own records.

(j) The Corporation shall not be required (i) to transfer on its books any of the Option Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Option Shares or to accord the right to vote or pay dividends to any consultant or other transferee to whom such Option Shares shall have been so transferred.

(k) Each of the Consultant and Bermingham is an “accredited investor” as defined in Rule 501 (a) under the Securities Act. Each of the Consultant and Douglas Bermingham has complied, and will continue to comply, with all applicable laws and regulations with respect to all of the transactions contemplated by this Agreement.

(l) There is no action, suit, proceeding, arbitration, citation, summons or subpoena (civil, criminal, regulatory, or otherwise of a like nature, in law or in equity), claim, demand, grievance, inquiry or investigation, including, without limitation, under the Securities Act (collectively, “Actions”), pending against the Consultant and/or Bermingham (or, to the best knowledge of the Consultant, any basis therefor or threat thereof) and there have never been any Actions against the Consultant and/or Bermingham.

(m) The Consultant has complied, and will continue to comply, with its policy to inform each party that it contacts on behalf of any of its clients (including, without limitation, the Corporation) that the Consultant receives compensation in connection with the provision of its services to such clients.

8. If the Corporation at any time proposes to register any of its Common Stock under the Securities Act for the account of any person other than the Corporation by registration on any forms (other than a registration statement on Form S 4 or S 8 or an offering to existing security holders of the Corporation, including (without limitation) pursuant to rights distributed to existing security holders or pursuant to a dividend reinvestment plan, or any other registration which is not appropriate for the registration of Option Shares), whether or not pursuant to registration rights granted to other holders of its securities, it shall give prompt written notice to the Consultant of its intention to do so and the Consultant rights (if any) under this Agreement, which notice, in any event, shall be given at least twenty (20) days prior to the initial filing of such proposed registration. Upon the written request of the Consultant receiving notice of such proposed registration made within five (5) business days after the receipt of any such notice the Corporation shall include in such registration statement such Option Shares as the Consultant shall set forth in such request (provided that the Corporation need not provide the notice described above with respect thereto or include in any registration statement any Option Shares that at the time such notice would otherwise be required to be given may be sold pursuant to Rule 144 under the Securities Act; provided, that,

(a) prior to the effective date of the registration statement filed in connection with such registration, promptly following receipt of notification by the Corporation from the managing underwriter of the estimated price at which such securities are expected to be sold, the Corporation shall so advise the Consultant of such price, and if such price is below the minimum price which the Consultant shall have indicated to be acceptable, the Consultant shall then have the right irrevocably to withdraw its request to have its Option Shares included in such registration statement, by delivery of written notice of such withdrawal to the Corporation within three (3) business days of its being advised of such price, without prejudice to the rights of the Consultant to include Option Shares in any future registration (or registrations) pursuant to this Agreement;

(b) if at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Corporation shall determine for any reason not to register or to delay registration of such securities, the Corporation shall give written notice of such determination within five (5) business days to the Consultant and (i) in the case of a determination not to register, shall be relieved of its obligation to register any Option Shares in connection with such registration, without prejudice, however, to the rights of any holder to include Option Shares in any future registration (or registrations) pursuant to this Agreement and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Option Shares, for the same period as the delay in registering such other securities;

(c) if such registration involves an underwritten public offering, the Consultant shall sell its Option Shares on the same terms and conditions as those that apply to the other shares of Common Stock sold in such registered offering;

(d) the Corporation may require the Consultant to furnish the Corporation such information regarding the Consultant and the distribution of the securities covered by the registration statement as the Corporation may from time to time reasonably request and as is required by applicable laws and regulations to include in the registration statement (the “Consultant Information”); and

(e) the Consultant agrees that as of the date that a final prospectus is made available to it for distribution to prospective purchasers of Common Stock (including the Option Shares) it shall cease to distribute copies of any preliminary prospectus prepared in connection with the offer and sale of such registered Common Stock (including the Option Shares). The Consultant further agrees that, upon receipt of notice from the Corporation, the Consultant shall forthwith discontinue the Consultant’s disposition of Option Shares pursuant to the registration statement relating to the Option Shares until such Consultant’s receipt of further notice from the Corporation that such disposition may recommence using such prospectus as amended or supplemented by the Corporation.

9.

(a) If the Consultant participates pursuant to this Agreement in a registered offering of securities that are to be distributed by or through one or more underwriters, the Corporation shall use its commercially reasonable efforts to arrange for such underwriters to include all of the Option Shares to be offered and sold by the Consultant among the securities of the Corporation to be distributed by such underwriters; provided, that, if the managing underwriter of such underwritten offering shall advise the Corporation in writing that if all the Option Shares requested to be included in such registration were so included, in its opinion, the aggregate number and type of securities proposed to be included in such registration would exceed the number and type of securities which could be sold in such offering within a price range acceptable to the Corporation (such writing to state the basis of such opinion and the approximate number and type of securities which may be included in such offering without such effect), then the Corporation shall include in such registration, to the extent of the number and type of securities which the Corporation is so advised can be sold in such offering within a price range acceptable to the Corporation, (i) first, securities that the Corporation proposes to issue and sell for its own account, and (ii) second, the Common Stock (including Option Shares) requested to be registered by other holders of Common Stock, pro rata among the Consultant and such other holders of Common Stock on the basis of the aggregate number of shares of Option Shares and other Common Stock requested to be so registered.

(b) The Consultant expressly agrees that if it elects to participate in an offering of Common Stock that is underwritten, it will enter into an underwriting agreement with the Corporation and the underwriters of such offering which shall be on usual and customary terms (including, without limitation, representations and warranties as to ownership and the transfer of title to the Option Shares, indemnification and contribution for losses resulting from misstatements or omissions relating to the Consultant Information and “lock-up” arrangements with respect to any Option Shares not sold in the offering; provided, that such arrangement shall not restrict sales of the Common Stock by the Consultant for a period that is longer than the period applicable to the Corporation and any other holder of Common Stock participating in such registered offering).

B. The Consultant’s Employer Identification number is 03-0519145, which is requested and shall be used by the Corporation solely for the purpose of preparing a Form 1099 as required by law. Compensation shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid because the Consultant is an independent contractor. In addition, the Consultant shall indemnify and hold harmless the Corporation from any and all liability, claims and demands for all payments required by any applicable unemployment and disability insurance, selfemployment taxes, social security, income tax and other withholdings, deductions and payments required by federal or state or local laws, or otherwise authorized from or based upon payments made to the Consultant in connection with providing services pursuant to this Agreement. The Options granted pursuant to Paragraphs 1A and the reimbursement of expenses pursuant to Paragraph C each of this Article 3 represent the full payment due the Consultant under the terms of this Agreement.

C. The Corporation shall pay directly or shall reimburse the Consultant for all reasonable and necessary out-of-pocket expenses incurred by the Consultant. The Consultant shall not be paid for any travel time. Any direct or indirect expenses exceeding ONE THOUSAND ($1,000.00) DOLLARS in the aggregate during any one (1) month period shall require the prior written consent of the Corporation. In all events, reimbursable expenses must be directly related to the business of the Corporation, unless otherwise agreed to in advance by the parties hereto in a separate writing.

4. Services

A. The Consultant agrees to serve the Corporation faithfully and shall devote such time as the Consultant determines is required to perform the services hereunder to the business of the Corporation. The Consultant shall perform its duties hereunder during regular office hours at the offices of the Corporation or at a site agreed upon by the parties. In addition to the time set forth above, the Consultant shall provide additional time to the Corporation by telephone and/or other means of electronic communication and/or in writing, as is reasonably requested by the Corporation. In the event that the Consultant is unable to conform to a reasonable working schedule established by the Corporation hereunder, the parties shall have the right to terminate this Agreement pursuant to Article 8 of this Agreement.

B. The Consultant agrees to render advice and services in connection with the development of business relationships and equity advice, perform activities associated with the concept of an “equity advisor”, and provide advice and recommendations with regard to business relationships, advice on overall strategy, and counsel and recommendations on items submitted for the Consultant’s review.

5. Corporation’s Authority.

The Consultant agrees to observe and comply with the rules and regulations of the Corporation as adopted by the Corporation’s Board of Directors either orally or in writing, respecting the performance of the Consultant’s duties; and to carry out and to perform orders, directions and policies stated by the Corporation to the Consultant from time to time, either orally or in writing, provided, however, that the Consultant shall determine the manner of carrying out the professional duties hereunder. The Consultant’s relationship with the Corporation during the term of this Agreement shall be that of an independent contractor. The Consultant shall have no authority to contract with any third party on behalf of the Corporation or create any obligation on behalf of the Corporation. Neither party has any authority to make any statement, representation, or commitment of any kind or to take any action binding upon the other party, without the other party’s specific prior written authorization. Nothing contained in the Agreement shall be construed to constitute the Consultant as a partner, employee, representative or agent of the Corporation and none of the Consultant nor its officers, employees or affiliates shall hold itself out as such. Neither the Consultant nor any of the Consultant’s employees shall be an employee of the Corporation and accordingly shall not be eligible or entitled to participate in or enroll in any employee benefit plan or arrangement of the Corporation, including without limitation any pension, stock, bonus, profit-sharing, savings, health, medical, or similar benefit plan or arrangement the Corporation may from time to time provide to its eligible employees, nor receive any distributions from or with respect to any such plan or arrangement.

6. Confidentiality.

A. During the course of this Agreement, the Consultant will be exposed to data and information which is confidential and proprietary to the Corporation, which includes but is not limited to, trade secrets, privileged records, proprietary information, data, case report forms, laboratory work sheets, slides, research, reports, results, material, investigations, experiments, developmental work, experimental work, work in progress, plans, proposals, codes, and all concepts or ideas, materials or information related to the business, products, or operation of the Corporation, whether in written, verbal, physical, electronic, tangible or intangible form, made available, disclosed, or otherwise made known to the Consultant as a result of services to be rendered under this Agreement (hereinafter “EM1SPHERE Confidential Information” or “Confidential Information”).

B. The Consultant acknowledges and agrees that the Corporation is entitled to prevent the disclosure of EMISPHERE Confidential Information. As a portion of the consideration for the compensation being paid by the Corporation to the Consultant, the Consultant agrees, except for purposes of this Agreement and the services rendered, to hold in strictest confidence and to maintain as confidential all EMISPHERE Confidential Information obtained from the Corporation or developed by the Consultant for the Corporation and shall not use for any purpose, commercial or otherwise, or disclose to any third parties any EMISPHERE Confidential Information. The Consultant acknowledges that EMISPHERE Confidential Information is the sole and exclusive property of the Corporation. The Consultant is not permitted to use any such EMISPHERE Confidential Information for teaching, research or publication purposes.

C. The Consultant agrees to disclose only such information that the Consultant is legally free to disclose and agrees that the Corporation shall have the right, without further payment other than as set forth in Section 3 above, to freely use any and all information disclosed by the Consultant to the Corporation. The Consultant shall avoid all circumstances and actions, which place the Consultant in a position of divided loyalty with regard to obligations under this Agreement. All Confidential Information disclosed to the Consultant by the Corporation, as well as any information generated by the Consultant pursuant to the execution of services hereunder, shall be maintained by the Consultant in strictest confidence. Accordingly, the Consultant will only use the Confidential Information furnished by the Corporation for the purpose of fulfilling its obligations under this Agreement.

D. The above restrictions shall not prevent the Consultant from disclosing or using in any manner, information that the Consultant can show by written records:

(i) was in the public domain at the time of disclosure; or

(ii) becomes part of the public domain, except by breach of this Agreement by the Consultant; or

(iii) was in the Consultant’s possession at the time of such disclosure, as demonstrated by contemporaneous written records, and which was not acquired, directly or indirectly, from the Corporation; or

(iv) is received without restriction on use or disclosure from a third party who is under no such restriction; or

(v) is required by law, regulation or court order to be disclosed, provided prompt notice is given to the Corporation to allow it the opportunity to obtain appropriate protection of Confidential Information.

E. All obligations of confidentiality and nondisclosure set forth in this Agreement will survive, without limitation, the expiration or earlier termination of this Agreement for any reason.

7. Ownership and Retention by Corporation.

A. The Consultant shall timely communicate in full detail and disclose all data, information, reports, results and other work product collected, generated, prepared or derived by the Consultant during the course of or as a result of Services performed by the Consultant pursuant to this Agreement (“Data”). All Data shall be and remain the sole and exclusive property of the Corporation, and shall be treated as EMISPHERE Confidential Information. All Data, discoveries, inventions, improvements, new uses, processes, copyrights, trade secrets, techniques, and compounds, whether patentable or not, arising from advice provided and/or services rendered under this Agreement (collectively referred to hereinafter as “Inventions”), shall be the sole and exclusive property of the Corporation with full right of ownership, title, and interest thereto.

B. The Consultant shall promptly disclose to the Corporation any Inventions arising hereunder. The Consultant represents that any employees, agents, and consultants of the Consultant have agreed to assign to the Consultant all Inventions made by such employee, agent or consultant in the course of his or her employment. The Consultant hereby agrees to unconditionally assign and hereby assigns to the Corporation without the payment of additional compensation to the Consultant any and all right, title and interest in and to any Inventions. The Consultant shall fully cooperate with the Corporation in obtaining and maintaining, at the Corporation’s sole cost and expense, any registration or other protection as may be available with respect to such Inventions, and shall execute all documents reasonably deemed necessary by the Corporation for purposes of procuring and maintaining such patent protection, and all documents necessary for assigning Inventions to the Corporation. The Corporation shall be free to exploit both the registration or other rights or protections it holds as a result of the services provided hereunder as well as any other results of the services provided hereunder without any additional compensation to the Consultant. All works authored by the Consultant under this Agreement shall be deemed or treated as “works for hire” to the extent permitted by Federal Copyright Law. The Consultant may not use, publish, communicate, divulge or disclose any such information that has been designated as Confidential Information. Project results, findings, reports, notebook records, raw data and any other information arising out of the performance of this Agreement will not be released, published or referred to, in whole or in part, by the Consultant or any affiliates.

C. Neither party shall use the name or logo of the other party, nor the names of any of the other party’s employees in any publication or presentation in a public forum of work performed or reported under this Agreement or in any publicity, advertising or news release without the prior written permission of the other party.

D. At the completion of advice provided and/or services rendered by the Consultant, all original Data, regardless of the method of storage or retrieval, shall at the direction and written request of the Corporation be delivered to the Corporation and all additional copies held by the Consultant shall be erased or destroyed.

E. The Consultant represents to the Corporation that he is not a party to any agreement that would prevent him from fulfilling his obligations under this Agreement. During the term of this Agreement, the Consultant agrees he will not enter into any agreement to provide services, which would prevent him, in any way, from providing the services contemplated under this Agreement.

F. All obligations imposed on the Consultant by this Article 7 of this Agreement will survive, without limitation, the expiration or earlier termination of this Agreement for any reason.

8. Termination.

A. This Agreement shall be terminated upon the happening of any of the following events:

(i) when the Corporation and the Consultant shall mutually agree, in writing to terminate the Agreement or July 31, 2004, whichever is earlier; or

(ii) within ten (10) days after receipt of written notice from either party canceling this Agreement (with or without cause); or

(iii) in the event that the Consultant, in the opinion of an officer of the Corporation, engages in misconduct or a breach of this Agreement of such a material nature as to render the Consultant’s relationship with the Company professionally detrimental to the employees of the Corporation or to the Corporation.

9. Notices.

Notices and requests for reimbursement pursuant to Paragraph C of Article 3 and other communication shall be in writing and shall be deemed to have been received upon the hand delivery thereof, or if sent by courier or overnight mail, or by certified, return receipt mail, postage prepaid, and addressed to the party at the address given below, or such other address as may be designated in writing, five (5) days after the mailing thereof if mailed in the State of New York, or eight (8) days after the mailing thereof if mailed outside the State of New York,

If to the Corporation, to:	If to the Consultant, to:
Michael M. Goldberg	Douglas Bermingham
Emisphere Technologies, Inc	Ten Pine Advisors, LLC
765 Old Saw Mill River Road	627 Harris Road
Tarrytown, NY 10591	Bedford Hills, New York 10507

10. Indemnification and Warranties.

The Consultant agrees to defend, indemnify and hold harmless the Corporation, its officers, agents, employees, executors and assigns with respect to any and all claims, damages, judgments, actions and causes of action, arising out of the negligent acts or omissions, or intentional or willful misconduct of the Consultant, including without limitation, the acts of its employees, or activities contrary to the (a) relevant material and recommendations of the Corporation, or (b) use of EMISPHERE Confidential Information, by the Consultant, including all costs, expenses and attorney’s fees incurred in the defense of any and all claims and/or litigation.

11. Waiver and Invalid Provisions

The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision. No failure or delay by the Corporation in exercising any right, power or privilege hereunder shall operate as a waiver hereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof. If any provisions herein are found to be unenforceable, it is the intent of the parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law. The validity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

12. Other Documents

If at any time, the Consultant exercises the Options granted to him pursuant to this Agreement or otherwise purchases Common Stock then the Consultant agrees to sign documents submitted to him by the Corporation, from time to time, pertaining to stock trading restrictions based upon Securities and Exchange Regulations and Insider Trading prohibitions and designed to protect the Corporation from liability incurred as a result of a breach of any such regulation by the Consultant.

13. Construction.

This Agreement shall be governed by, construed, interpreted, applied and enforced in accordance with the laws of the State of New York applicable to contracts to be performed fully within the State of New York, exclusive of its conflicts of laws provisions. The Consultant consents to personal jurisdiction and service and venue in any Federal or State Court within the State of New York for the purpose of any action or suit arising out of this Agreement.

14. Genders and Usage.

As used in this Agreement, any gender shall be construed as including all other genders, and the singular shall be construed as including the plural and the plural the singular, as the sense requires.

15. Amendment

No amendment to any provision of this Agreement shall be effective unless in writing and signed by each party. This Agreement may not be changed, amended or supplemented, except in a writing signed by the parties.

16. Assignment.

This Agreement may not be assigned or transferred, nor may any of the rights or obligations of any of the parties hereunder be assigned or delegated, by a party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

17 Entire Agreement; Governing Law

This instrument shall be governed and construed in accordance with the laws of the State of New York (without regard to conflict of law principles thereof) and contains the entire agreement of the parties. This Agreement supersedes all prior oral or written representations, negotiations and understandings between the parties relating to subject matter within this Agreement and may be executed in counterparts (including, by facsimile), and each such counterpart shall be deemed an original and shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date first above written by their respective officers duly authorized and empowered.

Emisphere Technologies, lnc.		Ten Pine Advisors, LLC

By:	/s/ Michael Goldberg	By:	/s/ Douglas Bermingham